EXHIBIT 99.2

Greif, Inc. Board of Directors Announces Stock Split, Declares First Quarter 2007 Dividend

DELAWARE, Ohio (Feb. 26, 2007) – The Board of Directors of Greif, Inc. (NYSE: GEF, GEFB) today authorized a 2-for-1 stock split of the company’s Class A common stock and Class B common stock. The split will be payable on April 11, 2007 to shareholders of record on March 19, 2007.

The Board’s action follows approval by the shareholders of Greif’s Class A and Class B common stock to authorize an additional 96 million shares of Class A and 51.84 million shares of Class B common stock. The approval was announced at the company’s annual meeting on Feb. 26.

The stock split means that holders of Class A common stock as of the close of business on March 19, 2007 will receive on April 11, 2007 one additional share of Class A common stock for every share they hold of Class A common stock. Each holder of Class B common stock as of the close of business on March 19, 2007 will receive on April 11, 2007 one additional share of Class B common stock for every share they hold of Class B common stock. The day on which Greif shares will begin trading on the NYSE reflecting the stock split will be April 12, 2007.

“In the last four years, since we began our transformation to the Greif Business System, Greif’s stock has returned 519 percent in dividend yield and capital appreciation,” said Michael J. Gasser, chairman, chief executive officer and president. “Our focus, discipline and passion continue to escalate as we find more ways to add value to our company through the Greif Business System. I am truly excited about our future.”

The Board also declared quarterly cash dividends of $0.36 per share of Class A Common Stock and $0.54 per share of Class B Common Stock. The dividends are payable on April 1, 2007 (before the stock split), to shareholders of record at close of business on March 15, 2007.

Greif, Inc. is the world leader in industrial packaging products and services. The company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the company’s Web site at www.greif.com.

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